Exhibit (17)(d)

Eaton Vance
Investment Managers

Semiannual Report February 28, 2010

EATON VANCE GLOBAL GROWTH FUND

IMPORTANT NOTICES REGARDING PRIVACY, DELIVERY OF SHAREHOLDER DOCUMENTS, PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (Privacy Policy) with respect to nonpublic personal information about its customers:

Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.

None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.

Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.
We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Privacy Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy applies only to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e., fund shares) is held in the name of a third-party financial adviser/broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio(s) (if applicable) will file a schedule of portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website at www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance Global Growth Fund as of Februar y 28, 2010
I N V E S T M E N T U P D A T E

Economic and Market Conditions

  Most global equity markets posted positive returns for the six months ending February 28, 2010. However, after the brisk upward momentum seen during the second half of 2009, global markets began to slow in the first two months of the new year, primarily due to renewed uncertainty about the sustainability of a broad-based economic recovery when the significant stimulus measures that helped spark the markets’ rebound last year are fully pared back.

• Foreign equities in the developed world, as represented by the MSCI Europe, Australasia, Far East (EAFE) Index, produced marginally positive results for the six-month period, with the MSCI EAFE Index posting a modest 0.72% gain. By comparison, the Standard & Poor’s 500 Index, a proxy for the broad-based U.S. equity market, advanced 9.32%.1 Within the developed world, equities in the Far East region – excluding those in Japan, an economy that continued to struggle – did relatively well. Within Europe, the fear of a sovereign debt default within countries such as Greece, Spain and Italy negatively affected the performance of most countries in the euro zone, while countries outside the zone, such as Sweden, Switzerland and Norway, performed well over the period, as investors sought safe havens in countries not tied to the euro or to a potential bailout.

  The momentum in global equities remained somewhat stronger in the emerging markets than in developed markets during the period, as measured by the MSCI
  Emerging Markets Index’s 12.19% return. But these still developing world markets, too, saw their upward growth trajectory begin to flatten out in early 2010, as investors reacted to many of the same uncertainties about the likely consequences of government stimulus removal. Equities in some of the larger developing economies such as China, India and Brazil demonstrated solid returns during the period, while those in several of the smaller emerging markets economies were among the biggest laggards.

Management Discussion

  The Fund2 maintained its forward momentum dur- ing the six months ending February 28, 2010, gain- ing ground as global equity markets moved along a mostly upward path during the period. When com- pared with its primary benchmark, the MSCI World Index (the Index), the Fund came up somewhat short, however. This lagging performance was mostly due to asset allocation. In particular, being under- weighted relative to the Index in its allocations to the

Total Return Performance
8/31/09 – 2/28/10
Class A3	3.87%
Class B3	3.59
Class C3	3.70
MSCI World Index[1]	5.21
Lipper Global Multi-Cap Growth Funds Average[1]	7.98
See page 3 for more performance information.

1 It is not possible to invest directly in an Index or a Lipper Classification. The Index’s total return does not reflect commissions or expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index.

MSCI Index returns reflect dividends net of any applicable foreign withholding taxes. The Lipper total return is the average total return, at net asset value, of the funds that are in the same Lipper Classification as the Fund.

2 The Fund currently invests in a separate registered investment company, Global Growth Portfolio, with the same objective and policies as the Fund. References to investments are to the Portfolio’s holdings.

3 Six-month returns are cumulative. These returns do not include the 5.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges (CDSC) for Class B and Class C shares. If sales charges were deducted, the returns would be lower. Absent an expense reimbursement by the Administrator, performance would be lower. Class A shares are subject to a 1% redemption fee if redeemed or exchanged within 90 days of the settlement of the purchase.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

The views expressed throughout this report are those of the portfolio managers and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for a fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Fund’s current or future investments and may change due to active management.

Eaton Vance Global Growth Fund as of Februar y 28, 2010

INVESTMENT UPDATE

  information technology, health care and consumer staples sectors held back the Fund’s performance. A moderate stake in cash over the course of the period also detracted, as returns for that asset class were well below those achieved by the primary benchmark, which is composed of equities exclusively. On the upside, favorable security selection offset some of the negative effects of inopportune asset allocation, espe- cially the Fund’s picks within the energy sector.

  Consistent with the relative returns of the U.S. and international equity markets overall during the past six months, the Fund’s domestic sleeve produced a higher nominal return than did the international (non-U.S.) sleeve. The U.S. portion’s return, however, lagged slightly behind that of the U.S. equity market as a whole. In general, the domestic sleeve became more conservatively positioned during the period, which dragged on performance at a time when equi- ties farther out on the risk spectrum tended to lead the market. As part of that conservative positioning, the domestic sleeve had a larger-than-normal position in cash, which detracted in a rising market environ- ment. Unrewarding stock selection, particularly in the specialty retail industry, also weighed on the domestic sleeve’s relative performance. Conversely, solid secu- rity selection in the wireless communications and oil, gas and consumable fuels industries helped offset some of the drag.

  The international portion of the Fund outpaced the overall performance of equities in the developed world. The driving force behind the international sleeve’s excess performance was favorable security selection, particularly within the materials, energy, industrials and consumer staples sectors. The inter- national sleeve also benefited from its greater focus on the large-cap segment of the market and from its more growth-oriented approach to security selec- tion, as growth outpaced value during the period.
  Overweighted allocations to the industrials and mate- rials sectors contributed as well, while underweight- ings to consumer staples and health care detracted. The sleeve’s exposure to the emerging markets and its underweighting to Japan also contributed.

  In selecting stocks, management seeks to capitalize on the fact that nearly half of all investable stocks are found outside the United States, including securities of both established and emerging companies that are domiciled in both the developed and still-developing economies of the world. Management seeks to pur- chase stocks that it believes to be reasonably priced in relation to their fundamental value, and which will grow in value over time. In the current market environment, we believe there are many fundamen- tally sound companies trading at attractive valuations, which we believe is a positive factor that long-term investors should consider.

Portfolio Composition

Top 10 Holdings[1]
By net assets
NII Holdings, Inc.	2.1%
Novartis AG ADR	2.0
Crown Castle International Corp.	1.7
State Street Corp.	1.6
Mitsui & Co., Ltd.	1.6
Banco Santander Central Hispano SA ADR	1.6
Gildan Acitvewear, Inc.	1.5
Nestle SA	1.5
British American Tobacco PLC	1.5
Research In Motion, Ltd.	1.4

1Top 10 Holdings represented 16.5% of the Portfolio’s net assets as of 2/28/10. Excludes cash equivalents.

2 As a percentage of the Portfolio's net assets as of 2/28/10. Excludes cash equivalents.

Eaton Vance Global Growth Fund as of Februar y 28, 2010
F U N D P E R F O R M A N C E

Performance[1]	Class A	Class B	Class C
Share Class Symbol	ETIAX	EMIAX	ECIAX
Average Annual Total Returns (at net asset value)
Six Months	3.87%	3.59%	3.70%
One Year	53.33	52.57	52.61
Five Years	-0.33	-0.82	-0.83
Ten Years	-3.85	-4.39	-4.39
Life of Fund†	5.91	5.42	5.17
SEC Average Annual Total Returns (including sales charge or applicable CDSC)
Six Months	-2.12%	-1.41%	2.70%
One Year	44.58	47.57	51.61
Five Years	-1.50	-1.22	-0.83
Ten Years	-4.41	-4.39	-4.39
Life of Fund†	5.48	5.42	5.17
† Inception dates: Class A: 9/18/95; Class B: 9/18/95; Class C: 11/22/95

1 Six-month returns are cumulative. Other returns are presented on an average annual basis. Average Annual Total Returns do not include the 5.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges (CDSC) for Class B and Class C shares. If sales charges were deducted, the returns would be lower. SEC Average Annual Total Returns for Class A reflect the maximum 5.75% sales charge. SEC returns for Class B reflect the applicable CDSC based on the following schedule: 5% - 1st and 2nd years; 4% - 3rd year; 3% - 4th year; 2% - 5th year; 1% - 6th year. SEC returns for Class C reflect a 1% CDSC for the first year.

Absent an expense reimbursement by the Administrator, performance would be lower. Class A shares are subject to a 1% redemption fee if redeemed or exchanged within 90 days of the settlement of the purchase.

Total Annual
Operating Expenses[2]	Class A	Class B	Class C
Gross Expense Ratio	2.76%	3.26%	3.26%
Net Expense Ratio	2.01	2.51	2.51

2Source: Prospectus dated 1/1/10. Net Expense Ratio reflects a contractual expense reimbursement that continues through 12/31/10. Thereafter, the expense reimbursement may be changed or terminated at any time. Without this expense reimbursement expenses would be higher.

3 As a percentage of the Portfolio’s net assets as of 2/28/10.

Excludes cash equivalents.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
FUN D EXP ENSES

Example: As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (September 1, 2009 – February 28, 2010).

Actual Expenses: The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes: The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual return of the Fund. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would be higher.

	Eaton Vance Global Growth Fund

	Beginning Account Value	Ending Account Value	Expenses Paid During Period*
	(9/1/09)	(2/28/10)	(9/1/09 – 2/28/10)

Actual
Class A	$1,000.00	$1,038.70	$10.11**
Class B	$1,000.00	$1,035.90	$12.62**
Class C	$1,000.00	$1,037.00	$12.63**

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,014.90	$9.99**
Class B	$1,000.00	$1,012.40	$12.47**
Class C	$1,000.00	$1,012.40	$12.47**

*

Expenses are equal to the Fund’s annualized expense ratio of 2.00% for Class A shares, 2.50% for Class B shares and 2.50% for Class C shares, multiplied by the average account value over the period, multiplied by 181/365 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on August 31, 2009. The Example reflects the expenses of both the Fund and the Portfolio.

**	Absent an allocation of expenses to an affiliate, the expenses would be higher.

Eaton Vance Global Growth Fund as of F e br uar y 28, 2010

FINANCIAL STATEMENTS (Unaudited)

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of February 28, 2010
Assets
Investment in Global Growth Portfolio, at value
(identified cost, $47,358,454)	$ 54,237,051
Receivable for Fund shares sold	279,673
Receivable from affiliate	19,344
Other assets	47,419
Total assets	$ 54,583,487

Liabilities
Payable for Fund shares redeemed	$ 103,583
Payable to affiliates:
Management fee	5,643
Distribution and service fees	25,187
Accrued expenses	73,258
Total liabilities	$ 207,671
Net Assets	$ 54,375,816

Sources of Net Assets
Paid-in capital	$ 98,448,399
Accumulated net realized loss from Portfolio	(50,276,447)
Accumulated distributions in excess of net investment income	(674,733)
Net unrealized appreciation from Portfolio	6,878,597
Total	$ 54,375,816

Class A Shares
Net Assets	$ 42,933,145
Shares Outstanding	2,806,381
Net Asset Value and Redemption Price Per Share
(net assets shares of beneficial interest outstanding)	$ 15.30
Maximum Offering Price Per Share
(100 94.25 of net asset value per share)	$ 16.23

Class B Shares
Net Assets	$ 4,383,591
Shares Outstanding	291,598
Net Asset Value and Offering Price Per Share*
(net assets shares of beneficial interest outstanding)	$ 15.03

Class C Shares
Net Assets	$ 7,059,080
Shares Outstanding	488,319
Net Asset Value and Offering Price Per Share*
(net assets shares of beneficial interest outstanding)	$ 14.46

On sales of $50,000 or more, the offering price of Class A shares is reduced.

*	Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

S t a t e m e n t o f O p e r a t i o n s

For the Six Months Ended
February 28, 2010
Investment Income
Dividends allocated from Portfolio (net of foreign taxes, $18,640)	$ 277,515
Interest allocated from Portfolio	2,726
Securities lending income allocated from Portfolio, net	16,838
Miscellaneous income	47,419
Expenses allocated from Portfolio	(404,095)
Total investment loss	$ (59,597)

Expenses
Management fee	$ 35,316
Distribution and service fees
Class A	109,997
Class B	24,164
Class C	36,256
Trustees’ fees and expenses	250
Custodian fee	5,548
Transfer and dividend disbursing agent fees	82,154
Legal and accounting services	17,921
Printing and postage	16,217
Registration fees	17,747
Miscellaneous	4,055
Total expenses	$ 349,625
Deduct —
Allocation of expenses to affiliates	$ 162,655
Total expense reductions	$ 162,655

Net expenses	$ 186,970

Net investment loss	$ (246,567)

Realized and Unrealized
Gain (Loss) from Portfolio
Net realized gain (loss) —
Investment transactions	$ 4,111,732
Foreign currency transactions	(9,845)
Net realized gain	$ 4,101,887
Change in unrealized appreciation (depreciation) —
Investments	$(1,736,429)
Foreign currency	(3,968)
Net change in unrealized appreciation (depreciation)	$ (1,740,397)

Net realized and unrealized gain	$ 2,361,490

Net increase in net assets from operations	$ 2,114,923

S e e notes to financ ial statem e nts
5

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
FINANCIAL STATEMENTS CON T ’ D
S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s

	Six Months Ended
Increase (Decrease)	February 28, 2010	Year Ended
in Net Assets	(Unaudited)	August 31, 2009
From operations —
Net investment income (loss)	$ (246,567)	$ 174,368
Net realized gain (loss) from investment and
foreign currency transactions	4,101,887	(29,009,536)
Net change in unrealized appreciation
(depreciation) from investments and
foreign currency	(1,740,397)	(2,636,780)

Net increase (decrease) in net assets from
operations	$ 2,114,923	$ (31,471,948)
Distributions to shareholders —
From net investment income
Class A	$ (462,937)	$ (178,934)
Class B	(23,768)	—
Class C	(51,737)	—

Total distributions to shareholders	$ (538,442)	$ (178,934)
Transactions in shares of beneficial interest —
Proceeds from sale of shares
Class A	$ 3,190,587	$ 8,182,512
Class B	360,668	589,706
Class C	526,948	929,157
Net asset value of shares issued to
shareholders in payment of
distributions declared
Class A	424,103	162,915
Class B	19,955	—
Class C	43,101	—
Cost of shares redeemed
Class A	(5,015,885)	(16,886,876)
Class B	(545,454)	(2,051,200)
Class C	(652,159)	(2,533,497)
Net asset value of shares exchanged
Class A	490,928	2,041,212
Class B	(490,928)	(2,041,212)
Redemption fees	678	4,862

Net decrease in net assets from Fund share
transactions	$ (1,647,458)	$ (11,602,421)

Net decrease in net assets	$ (70,977)	$ (43,253,303)

	Six Months Ended
	February 28, 2010	Year Ended
Net Assets	(Unaudited)	August 31, 2009
At beginning of period	$54,446,793	$ 97,700,096
At end of period	$54,375,816	$ 54,446,793

Accumulated undistributed
(distributions in excess of)
net investment income
included in net assets

At end of period	$ (674,733)	$ 110,276

S e e notes to financ ial statem e nts
6

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
FINANCIAL STATEMENTS CON T ’ D
F i n a n c i a l H i g h l i g h t s

			Class A
	Six Months Ended
	February 28, 2010			Year Ended August 31,
	(Unaudited)	2009	2008	2007	2006	2005
Net asset value — Beginning of period	$14.880	$21.350	$22.300	$17.430	$15.550	$13.220

Income (Loss) From Operations
Net investment income (loss)(1)	$ (0.060)	$ 0.057	$ 0.073(2)	$ (0.067)(3)	$ (0.158)	$ (0.122)
Net realized and unrealized gain (loss)	0.644	(6.477)	(1.027)	4.933	2.038	2.452
Total income (loss) from operations	$ 0.584	$ (6.420)	$ (0.954)	$ 4.866	$ 1.880	$ 2.330

Less Distributions
From net investment income	$ (0.164)	$ (0.051)	$ —	$ —	$ —	$ —
Total distributions	$ (0.164)	$ (0.051)	$ —	$ —	$ —	$ —
Redemption fees(1)	$ 0.000(4)	$ 0.001	$ 0.004	$ 0.004	$ 0.000(4)	$ 0.000(4)
Net asset value — End of period	$15.300	$14.880	$21.350	$22.300	$17.430	$15.550
Total Return(5)	3.87%(6)	(30.00)%	(4.26)%	27.94%	12.09%	17.62%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$42,933	$42,642	$72,303	$61,973	$49,529	$41,155
Ratios (as a percentage of average daily net assets):
Expenses(7)(8)	2.00%(9)(10)	2.00%(10)	2.13%(10)	2.33%	2.49%(10)	2.52%(10)
Net investment income (loss)	(0.77)%(9)	0.45%	0.32%(2)	(0.33)%(3)	(0.95)%	(0.82)%
Portfolio Turnover of the Portfolio	65%(6)	155%	124%	94%	186%	130%

(1)	Computed using average shares outstanding.
(2)

Net investment income per share reflects a dividend resulting from a corporate action allocated from the Portfolio which amounted to $0.101 per share. Excluding this dividend, the ratio of net investment income (loss) to average daily net assets would have been (0.12)%.

(3)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.069 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (0.67)%.

(4)	Amount is less than $0.0005.
(5)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(6)	Not annualized.
(7)	Includes the Fund’s share of the Portfolio’s allocated expenses.
(8)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(9)	Annualized.
(10)

The investment adviser(s) to the Portfolio waived a portion of its investment adviser fee and/or the administrator of the Fund subsidized certain operating expenses (equal to 0.58%, 0.75%, 0.07%, 0.04% and less than 0.01% of average daily net assets for the six months ended February 28, 2010 and the years ended August 31, 2009, 2008, 2006 and 2005, respectively).

S e e notes to financ ial statem e nts
7

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
FINANCIAL STATEMENTS CON T ’ D
F i n a n c i a l H i g h l i g h t s

			Class B
	Six Months Ended
	February 28, 2010			Year Ended August 31,
	(Unaudited)	2009	2008	2007	2006	2005
Net asset value — Beginning of period	$14.580	$20.930	$21.970	$17.260	$15.480	$13.220

Income (Loss) From Operations
Net investment loss(1)	$ (0.098)	$ (0.009)	$ (0.040)(2)	$ (0.171)(3)	$ (0.251)	$ (0.197)
Net realized and unrealized gain (loss)	0.626	(6.342)	(1.004)	4.877	2.031	2.457
Total income (loss) from operations	$ 0.528	$ (6.351)	$ (1.044)	$ 4.706	$ 1.780	$ 2.260

Less Distributions
From net investment income	$ (0.078)	$ —	$ —	$ —	$ —	$ —
Total distributions	$ (0.078)	$ —	$ —	$ —	$ —	$ —
Redemption fees(1)	$ 0.000(4)	$ 0.001	$ 0.004	$ 0.004	$ 0.000(4)	$ 0.000(4)
Net asset value — End of period	$15.030	$14.580	$20.930	$21.970	$17.260	$15.480
Total Return(5)	3.59%(6)	(30.34)%	(4.73)%	27.29%	11.50%	17.10%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$ 4,384	$ 4,865	$12,770	$21,436	$22,824	$29,464
Ratios (as a percentage of average daily net assets):
Expenses(7)(8)	2.50%(9)(10)	2.50%(10)	2.63%(10)	2.83%	2.99%(10)	3.02%(10)
Net investment loss	(1.28)%(9)	(0.07)%	(0.17)%(2)	(0.87)%(3)	(1.52)%	(1.32)%
Portfolio Turnover of the Portfolio	65%(6)	155%	124%	94%	186%	130%

(1)	Computed using average shares outstanding.
(2)

Net investment loss per share reflects a dividend resulting from a corporate action allocated from the Portfolio which amounted to $0.125 per share. Excluding this dividend, the ratio of net investment loss to average daily net assets would have been (0.72)%.

(3)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.070 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.22)%.

(4)	Amount is less than $0.0005.
(5)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(6)	Not annualized.
(7)	Includes the Fund’s share of the Portfolio’s allocated expenses.
(8)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(9)	Annualized.
(10)

The investment adviser(s) to the Portfolio waived a portion of its investment adviser fee and/or the administrator of the Fund subsidized certain operating expenses (equal to 0.58%, 0.75%, 0.07%, 0.04% and less than 0.01% of average daily net assets for the six months ended February 28, 2010 and the years ended August 31, 2009, 2008, 2006 and 2005, respectively).

S e e notes to financ ial statem e nts
8

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
FINANCIAL STATEMENTS CON T ’ D
F i n a n c i a l H i g h l i g h t s

			Class C
	Six Months Ended
	February 28, 2010			Year Ended August 31,
	(Unaudited)	2009	2008	2007	2006	2005
Net asset value — Beginning of period	$14.050	$20.180	$21.180	$16.640	$14.920	$12.740

Income (Loss) From Operations
Net investment loss(1)	$ (0.094)	$ (0.008)	$ (0.038)(2)	$ (0.164)(3)	$ (0.237)	$ (0.191)
Net realized and unrealized gain (loss)	0.609	(6.123)	(0.966)	4.700	1.957	2.371
Total income (loss) from operations	$ 0.515	$ (6.131)	$ (1.004)	$ 4.536	$ 1.720	$ 2.180

Less Distributions
From net investment income	$ (0.105)	$ —	$ —	$ —	$ —	$ —
Total distributions	$ (0.105)	$ —	$ —	$ —	$ —	$ —
Redemption fees(1)	$ 0.000(4)	$ 0.001	$ 0.004	$ 0.004	$ 0.000(4)	$ 0.000(4)
Net asset value — End of period	$14.460	$14.050	$20.180	$21.180	$16.640	$14.920
Total Return(5)	3.70%(6)	(30.43)%	(4.72)%	27.28%	11.53%	17.11%

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$ 7,059	$ 6,940	$12,627	$12,863	$10,738	$11,364
Ratios (as a percentage of average daily net assets):
Expenses(7)(8)	2.50%(9)(10)	2.50%(10)	2.63%(10)	2.83%	2.99%(10)	3.02%(10)
Net investment loss	(1.27)%(9)	(0.06)%	(0.17)%(2)	(0.85)%(3)	(1.48)%	(1.33)%
Portfolio Turnover of the Portfolio	65%(6)	155%	124%	94%	186%	130%

(1)	Computed using average shares outstanding.
(2)

Net investment loss per share reflects a dividend resulting from a corporate action allocated from the Portfolio which amounted to $0.100 per share. Excluding this dividend, the ratio of net investment loss to average daily net assets would have been (0.63)%.

(3)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.065 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.19)%.

(4)	Amount is less than $0.0005.
(5)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.
(6)	Not annualized.
(7)	Includes the Fund’s share of the Portfolio’s allocated expenses.
(8)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(9)	Annualized.
(10)

The investment adviser(s) to the Portfolio waived a portion of its investment adviser fee and/or the administrator of the Fund subsidized certain operating expenses (equal to 0.58%, 0.75%, 0.07%, 0.04% and less than 0.01% of average daily net assets for the six months ended February 28, 2010 and the years ended August 31, 2009, 2008, 2006 and 2005, respectively).

S e e notes to financ ial statem e nts
9

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited)

1 Significant Accounting Policies

Eaton Vance Global Growth Fund (the Fund) is a diversified series of Eaton Vance Growth Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund offers three classes of shares. Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5). Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses and net investment income and losses, other than class-specific expenses, are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Each class of shares differs in its distribution plan and certain other class-specific expenses. The Fund invests all of its investable assets in interests in Global Growth Portfolio (the Portfolio), a Massachusetts business trust, having the same investment objective and policies as the Fund. The value of the Fund’s investment in the Portfolio reflects the Fund’s proportionate interest in the net assets of the Portfolio (99.9% at February 28, 2010). The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the portfolio of investments, are included elsewhere in this report and should be read in conjunction with the Fund’s financial statements.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America. A source of authoritative accounting principles applied in the preparation of the Fund’s financial statements is the Financial Accounting Standards Board (FASB) Accounting Standards Codification (the Codification), which superseded existing non-Securities and Exchange Commission accounting and reporting standards for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification for the current reporting period did not impact the Fund’s application of generally accepted accounting principles.

A Investment Valuation — Valuation of securities by the Portfolio is discussed in Note 1A of the Portfolio’s Notes to Financial Statements, which are included elsewhere in this report.

B Income — The Fund’s net investment income or loss consists of the Fund’s pro-rata share of the net investment income or loss of the Portfolio and other income, less all actual and accrued expenses of the Fund.

C Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary.

At August 31, 2009, the Fund, for federal income tax purposes, had a capital loss carryforward of $36,892,511 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders, which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on August 31, 2010 ($8,739,758), August 31, 2011 ($16,365,440) and August 31, 2017 ($11,787,313).

Additionally, at August 31, 2009, the Fund had a net capital loss of $16,795,022 attributable to security transactions incurred after October 31, 2008. This net capital loss is treated as arising on the first day of the Fund’s taxable year ending August 31, 2010.

In addition to the requirements of the Internal Revenue Code, the Fund may also be required to recognize its pro-rata share of the capital gains taxes incurred by the Portfolio. In doing so, the daily net asset value would reflect the Fund’s pro-rata share of the estimated reserve for such taxes incurred by the Portfolio.

As of February 28, 2010, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Fund’s federal tax returns filed in the 3-year period ended August 31, 2009 remains subject to examination by the Internal Revenue Service.

D Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

E Expense Reduction — State Street Bank and

Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT.

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited) CONT’D

All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Use of Estimates — The preparation of the financial

statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

G Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund. Under Massachusetts law, if certain conditions prevail, shareholders of a Massachusetts business trust, (such as the Trust) could be deemed to have personal liability for the obligations of the Trust. However, the Trust’s Declaration of Trust contains an express disclaimer of liability on the part of Fund shareholders and the By-laws provide that the Trust shall assume the defense on behalf of any Fund shareholders. Moreover, the By-laws also provide for indemnification out of Fund property of any shareholder held personally liable solely by reason of being or having been a shareholder for all loss or expense arising from such liability. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

H Redemption Fees — Upon the redemption or exchange of shares by Class A shareholders within 90 days of the settlement of purchase, a fee of 1% of the current net asset value of these shares will be assessed and retained by the Fund for the benefit of the remaining shareholders. The redemption fee is accounted for as an addition to paid-in capital.

I Other — Investment transactions are accounted for on a trade date basis. Dividends to shareholders are recorded on the ex-dividend date.

J Interim Financial Statements — The interim financial statements relating to February 28, 2010 and for the six months then ended have not been audited by an independent registered public accounting firm, but in the opinion of the Fund’s management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial statements.

2 Distributions to Shareholders

It is the present policy of the Fund to make at least one distribution annually (normally in December) of all or substantially all of its net investment income and to distribute annually all or substantially all of its net realized capital gains (reduced by available capital loss carryforwards from prior years, if any). Distributions are declared separately for each class of shares. Shareholders may reinvest income and capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the ex-dividend date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital. For tax purposes, distributions from short-term capital gains are considered to be from ordinary income.

3 Management Fee and Other Transactions with Affiliates

The management fee is earned by Eaton Vance Management (EVM) as compensation for management and administration of the business affairs of the Fund. The fee is computed at an annual rate of 0.25% of the Fund’s average daily net assets up to $500 million and at reduced rates as daily net assets equal or exceed that level, and is payable monthly. Pursuant to a Management Fee Reduction Agreement, EVM has agreed to reduce its management fee by 0.125% annually of the average daily net assets of the Fund. This agreement may not be terminated or amended unless approved by the majority vote of the non-interested Trustees. For the six months ended February 28, 2010, the management fee was equivalent to 0.125% (annualized) of the Fund’s average daily net assets and amounted to $35,316. In addition, EVM has agreed to reimburse the Fund’s operating expenses to the extent that they exceed 2.00%, 2.50% and 2.50% annually of the Fund’s average daily net assets for Class A, Class B and Class C, respectively. This agreement may be changed or terminated after December 31, 2010. Pursuant to this agreement, EVM was allocated $162,655 of the Fund’s operating expenses for the six months ended February 28, 2010. EVM serves as the sub-transfer agent of the Fund and receives from the transfer agent an aggregate fee based upon the actual expenses incurred by EVM in the performance of these services. For the six months ended February 28, 2010, EVM earned $3,768 in sub-transfer agent fees. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), an affiliate of EVM and the Fund’s principal underwriter, received $3,076 as its portion of the sales charge on sales of Class A shares for the six months ended February 28,

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited) CONT’D

2010. EVD also received distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Except for Trustees of the Fund and the Portfolio who are not members of EVM’s organization, officers and Trustees receive remuneration for their services to the Fund out of the management fee. Certain officers and Trustees of the Fund and the Portfolio are officers of EVM.

4 Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan), Class B shares (Class B Plan) and Class C shares (Class C Plan) (collectively, the Plans), pursuant to Rule 12b-1 under the 1940 Act. The Plans require the Fund to pay EVD amounts equal to an annual rate of 0.75% of its average daily net assets attributable to Class B and Class C shares and an amount equal to (a) 0.50% of that portion of its average daily net assets attributable to Class A shares which have remained outstanding for one year or less and (b) 0.25% of that portion of its average daily net assets which is attributable to Class A shares which have remained outstanding for more than one year, for providing ongoing distribution services to the Fund. The Fund will automatically discontinue payments to EVD during any period in which there are no outstanding Uncovered Distribution Charges, which are equivalent to the sum of (i) 5% and 6.25% of the aggregate amount received by the Fund for Class B and Class C shares sold, respectively, plus (ii) interest calculated by applying the rate of 1% over the prevailing prime rate to the outstanding balance of Uncovered Distribution Charges of EVD of each respective class, reduced by the aggregate amount of contingent deferred sales charges (see Note 5) and amounts theretofore paid or payable to EVD by each respective class. For the six months ended February 28, 2010, the Fund paid or accrued to EVD $60,081, $18,123 and $27,192 for Class A, Class B and Class C shares, respectively, representing 0.27%, 0.75% and 0.75% (annualized) of the average daily net assets of Class A, Class B and Class C shares, respectively. At February 28, 2010, the amounts of Uncovered Distribution Charges of EVD calculated under the Class B and Class C Plans were approximately $2,059,000 and $4,150,000, respectively.

The Class A Plan also authorizes the Fund to make payments of service fees to EVD, financial intermediaries and other persons in amounts not exceeding 0.25% per annum of its average daily net assets attributable to Class A shares based on the value of Fund shares sold by such persons and remaining outstanding for at least one year. The Class B Plan and Class C Plan authorize the Fund to make payments of service fees equal to 0.25% per annum of its average daily net assets attributable to Class B and Class C shares. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the sales commissions and distribution fees payable to EVD and, as such, are not subject to automatic discontinuance when there are no outstanding Uncovered Distribution Charges of EVD. Service fees paid or accrued for the six months ended February 28, 2010 amounted to $49,916, $6,041 and $9,064 for Class A, Class B and Class C shares, respectively, representing 0.23%, 0.25% and 0.25% (annualized) of the average daily net assets for Class A, Class B and Class C shares, respectively.

5 Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within 18 months of purchase (depending on the circumstances of purchase). Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gain distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. No CDSC is levied on shares which have been sold to EVM or its affiliates or to their respective employees or clients and may be waived under certain other limited conditions. CDSCs received on Class B and Class C redemptions are paid to EVD to reduce the amount of Uncovered Distribution Charges calculated under the Fund’s Class B and Class C Plans. CDSCs received on Class B and Class C redemptions when no Uncovered Distribution Charges exist are credited to the Fund. For the six months ended February 28, 2010, the Fund was informed that EVD received approximately $100, $2,000 and $100 of CDSCs paid by Class A, Class B and Class C shareholders, respectively.

6 Investment Transactions

For the six months ended February 28, 2010, increases and decreases in the Fund’s investment in the Portfolio aggregated $2,487,216 and $5,217,888, respectively.

7 Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

Eaton Vance Global Growth Fund a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited) CONT’D

	Six Months Ended
	February 28, 2010	Year Ended
Class A	(Unaudited)	August 31, 2009
Sales	202,358	656,233
Issued to shareholders electing to
receive payments of distributions in
Fund shares	26,325	12,976
Redemptions	(319,381)	(1,344,764)
Exchange from Class B shares	30,662	155,731
Net decrease	(60,036)	(519,824)

	Six Months Ended
	February 28, 2010	Year Ended
Class B	(Unaudited)	August 31, 2009
Sales	23,168	44,241
Issued to shareholders electing to
receive payments of distributions in
Fund shares	1,259	263
Redemptions	(35,342)	(162,025)
Exchange to Class A shares	(31,265)	(158,907)
Net decrease	(42,180)	(276,428)

	Six Months Ended
	February 28, 2010	Year Ended
Class C	(Unaudited)	August 31, 2009
Sales	35,019	76,691
Issued to shareholders electing to
receive payments of distributions in
Fund shares	2,828	—
Redemptions	(43,637)	(208,374)
Net decrease	(5,790)	(131,683)

For the six months ended February 28, 2010 and year
ended August 31, 2009, the Fund received $678 and
$4,862, respectively, in redemption fees.

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
PORTFOLIO OF INVESTMENTS (Unaudited)

Common Stocks — 94.8%
Security	Shares	Value
Auto Components — 1.2%
Lear Corp.(1)	9,116	$ 631,465
		$ 631,465

Automobiles — 1.6%
Fiat SpA(1)	8,300	$ 87,362
Honda Motor Co., Ltd.	10,000	345,887
Nissan Motor Co., Ltd.(1)	33,000	260,965
Toyota Motor Corp.	4,900	183,414
		$ 877,628

Beverages — 1.2%
Central European Distribution Corp.(1)(2)	11,200	$ 373,520
Fomento Economico Mexicano SA de CV ADR	6,800	291,040
		$ 664,560

Biotechnology — 2.1%
Amylin Pharmaceuticals, Inc.(1)(2)	16,000	$ 302,400
Cephalon, Inc.(1)(2)	5,000	343,350
Genzyme Corp.(1)(2)	5,200	297,440
Gilead Sciences, Inc.(1)(2)	3,500	166,635
		$ 1,109,825

Building Products — 1.7%
Lennox International, Inc.(2)	3,340	$ 140,948
Owens Corning, Inc.(1)(2)	19,613	461,494
Wienerberger AG(1)	19,740	336,711
		$ 939,153

Capital Markets — 3.1%
3i Group PLC	26,000	$ 104,410
State Street Corp.(2)	19,750	886,973
TD Ameritrade Holding Corp.(1)(2)	40,800	713,592
		$ 1,704,975

Security	Shares	Value
Commercial Banks — 9.7%
Banco Santander Central Hispano SA ADR(2)	66,000	$ 860,640
Barclays PLC	104,000	497,003
BOC Hong Kong Holdings, Ltd.	243,000	547,005
Credit Agricole SA	7,400	109,870
DBS Group Holdings, Ltd.	72,000	716,124
Intesa Sanpaolo SpA(1)	114,000	400,905
KBC Groep NV(1)	9,900	447,713
Mitsubishi UFJ Financial Group, Inc.	39,000	198,647
National Bank of Greece SA(1)	20,200	380,773
Societe Generale	3,900	214,345
Turkiye Is Bankasi	45,296	123,777
Wells Fargo & Co.(2)	26,900	735,446
		$ 5,232,248

Commercial Services & Supplies — 0.5%
Copart, Inc.(1)(2)	7,300	$ 260,464
		$ 260,464

Communications Equipment — 3.0%
Brocade Communications Systems, Inc.(1)(2)	54,979	$ 319,978
Palm, Inc.(1)(2)	42,000	256,200
Research In Motion, Ltd.(1)(2)	10,545	747,429
Riverbed Technology, Inc.(1)(2)	11,700	318,825
		$ 1,642,432

Computers & Peripherals — 0.5%
Apple, Inc.(1)	400	$ 81,848
Toshiba Corp.(1)	32,000	160,067
		$ 241,915

Construction & Engineering — 0.4%
Vinci SA(2)	4,000	$ 209,134
		$ 209,134

Consumer Finance — 1.3%
American Express Co.(2)	10,600	$ 404,814
ORIX Corp.	3,800	291,173
		$ 695,987

Chemicals — 1.1%
Agrium, Inc.(2)	5,000	$ 323,750	Diversified Financial Services — 0.9%
Celanese Corp., Class A	8,900	277,591	CIT Group, Inc.(1)	9,000	$ 327,870
		$ 601,341	Moody’s Corp.(2)	6,000	159,720
					$ 487,590

S e e notes to financ ial statem e nts
14

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Security	Shares	Value
Diversified Telecommunication Services — 1.4%
Koninklijke KPN NV(2)	15,100	$ 240,411
Telefonica SA	21,100	494,804
		$ 735,215

Electric Utilities — 0.4%
E.ON AG ADR	6,700	$ 238,721
		$ 238,721

Electrical Equipment — 1.6%
ABB, Ltd. ADR(1)	17,300	$ 350,498
Harbin Electric, Inc.(1)(2)	8,500	160,905
Vestas Wind Systems A/S(1)	5,350	264,579
Yingli Green Energy Holding Co. Ltd. ADR(1)(2)	6,905	79,960
		$ 855,942

Electronic Equipment, Instruments &
Components — 1.6%
FUJIFILM Holdings Corp.	18,000	$ 570,346
Hon Hai Precision Industry Co., Ltd.	67,000	265,326
Itron, Inc.(1)(2)	700	46,865
		$ 882,537

Energy Equipment & Services — 1.6%
Nabors Industries, Ltd.(1)(2)	10,600	$ 233,624
OAO TMK GDR(1)(3)	20,100	357,559
Tenaris SA ADR(2)	6,500	269,295
		$ 860,478

Food & Staples Retailing — 1.1%
Shoppers Drug Mart Corp.	14,500	$ 606,349
		$ 606,349

Food Products — 4.5%
Cosan, Ltd., Class A(1)(2)	35,300	$ 320,171
H.J. Heinz Co.(2)	14,000	642,600
Lancaster Colony Corp.(2)	2,700	155,358
Nestle SA	16,200	806,437
Unilever PLC	17,000	499,900
		$ 2,424,466

Security	Shares	Value
Health Care Equipment & Supplies — 1.1%
Masimo Corp.(1)(2)	10,600	$ 293,514
Mindray Medical International, Ltd. ADR(2)	4,000	152,640
NuVasive, Inc.(1)(2)	3,100	123,845
		$ 569,999

Health Care Providers & Services — 1.9%
CIGNA Corp.(2)	12,200	$ 417,972
Laboratory Corp. of America Holdings(1)(2)	2,100	153,951
Lincare Holdings, Inc.(1)(2)	7,200	289,152
Quest Diagnostics, Inc.(2)	3,000	170,250
		$ 1,031,325

Hotels, Restaurants & Leisure — 0.8%
Bally Technologies, Inc.(1)(2)	7,000	$ 289,870
Carnival PLC	4,400	167,259
		$ 457,129

Household Durables — 3.3%
Desarrolladora Homex SA de CV ADR(1)(2)	15,100	$ 412,834
Fisher & Paykel Appliances Holdings, Ltd.(1)	280,000	117,210
LG Electronics, Inc.	1,400	129,065
Tempur-Pedic International, Inc.(1)(2)	22,273	632,553
Whirlpool Corp.(2)	6,210	522,634
		$ 1,814,296

Household Products — 0.9%
Church & Dwight Co., Inc.(2)	5,200	$ 349,336
Henkel AG & Co. KGaA	3,000	132,230
		$ 481,566

Industrial Conglomerates — 1.6%
Cookson Group PLC(1)	50,000	$ 350,588
Keppel Corp., Ltd.	84,200	503,745
		$ 854,333

Insurance — 1.5%
Allied World Assurance Holdings, Ltd.	1,781	$ 82,104
AXA SA ADR	8,600	173,118
Fairfax Financial Holdings, Ltd.	210	72,474
Swiss Reinsurance Co., Ltd.	5,100	229,107
Zurich Financial Services AG	1,100	265,337
		$ 822,140

S e e notes to financ ial statem e nts
15

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Security	Shares	Value
Internet Software & Services — 0.5%
Monster Worldwide, Inc.(1)(2)	20,400	$ 284,580
		$ 284,580
IT Services — 0.8%
Accenture PLC, Class A(2)	9,000	$ 359,730
Euronet Worldwide, Inc.(1)(2)	5,000	90,600
		$ 450,330
Machinery — 0.1%
PACCAR, Inc.(2)	1,600	$ 56,560
		$ 56,560
Media — 2.8%
Central European Media Enterprises, Ltd., Class A(1)(2)	9,700	$ 261,609
DIRECTV, Class A(1)	19,104	646,670
McGraw-Hill Cos., Inc. (The)(2)	17,400	595,080
		$ 1,503,359
Metals & Mining — 3.8%
Anglo American PLC ADR(1)(2)	15,610	$ 283,478
ArcelorMittal(2)	12,800	489,216
Rio Tinto PLC ADR	1,600	332,480
Sterlite Industries India, Ltd. ADR	14,800	249,972
Thompson Creek Metals Co., Inc.(1)(2)	22,300	306,625
Vale SA ADR(2)	16,600	408,360
		$ 2,070,131
Multi-Utilities — 0.7%
RWE AG	4,700	$ 398,034
		$ 398,034
Multiline Retail — 0.7%
Big Lots, Inc.(1)(2)	11,700	$ 391,950
		$ 391,950
Office Electronics — 0.5%
Canon, Inc.	7,000	$ 290,457
		$ 290,457
Oil, Gas & Consumable Fuels — 8.2%
Alpha Natural Resources, Inc.(1)	6,318	$ 290,691
Apache Corp.	4,800	497,472

Security	Shares	Value

Oil, Gas & Consumable Fuels (continued)
Arch Coal, Inc.(2)	13,200	$ 296,868
Brigham Exploration Co.(1)(2)	6,724	110,408
Forest Oil Corp.(1)(2)	5,800	157,180
Heritage Oil PLC(1)	12,000	85,538
KazMunaiGas Exploration Production GDR	6,300	152,176
LUKOIL OAO ADR(2)	7,000	367,500
Newfield Exploration Co.(1)(2)	3,300	168,531
Nexen, Inc.	26,000	585,000
OMV AG	3,100	114,782
Petroleo Brasileiro SA ADR(2)	14,200	545,280
Soco International PLC(1)	11,200	262,189
Statoil ASA ADR(2)	13,495	303,233
Total SA ADR	9,400	523,204
		$ 4,460,052

Pharmaceuticals — 6.4%
AstraZeneca PLC ADR(2)	4,400	$ 194,128
Biovail Corp.	20,000	296,600
GlaxoSmithKline PLC ADR(2)	10,700	397,398
King Pharmaceuticals, Inc.(1)(2)	26,900	302,625
Novartis AG ADR(1)(2)	19,200	1,062,144
Perrigo Co.(2)	3,300	163,581
Pfizer, Inc.	24,000	421,200
Sanofi-Aventis	4,200	306,525
Warner Chilcott PLC(1)(2)	11,500	313,030
		$ 3,457,231

Real Estate Investment Trusts (REITs) — 0.2%
Chimera Investment Corp.(2)	32,700	$ 130,800
		$ 130,800

Real Estate Management & Development — 0.2%
Raven Russia, Ltd.	169,000	$ 124,456
		$ 124,456

Road & Rail — 0.6%
All America Latina Logistica SA (Units)	20,000	$ 178,402
Kansas City Southern(1)(2)	4,500	154,350
		$ 332,752

Semiconductors & Semiconductor Equipment — 2.1%
Atheros Communications, Inc.(1)(2)	8,921	$ 320,175
Cree, Inc.(1)(2)	3,400	230,622

S e e notes to financ ial statem e nts
16

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
PORTFOLIO OF INVESTMENTS (Unaudited) CONT’D

Security	Shares	Value
Semiconductors & Semiconductor
Equipment (continued)
Tessera Technologies, Inc.(1)(2)	25,320	$ 454,747
United Microelectronics Corp. ADR(1)(2)	34,000	116,620
		$ 1,122,164

Software — 1.1%
Ariba, Inc.(1)(2)	13,688	$ 164,393
Check Point Software Technologies, Ltd.(1)(2)	5,600	182,560
Concur Technologies, Inc.(1)(2)	6,200	243,908
		$ 590,861

Specialty Retail — 2.0%
Advance Auto Parts, Inc.(2)	7,973	$ 325,299
Kingfisher PLC	71,000	232,904
Limited Brands, Inc.(2)	8,500	187,935
RadioShack Corp.(2)	17,500	342,300
		$ 1,088,438

Textiles, Apparel & Luxury Goods — 2.9%
Gildan Activewear, Inc.(1)(2)	35,949	$ 848,756
Hanesbrands, Inc.(1)(2)	27,400	710,482
		$ 1,559,238

Tobacco — 1.5%
British American Tobacco PLC	23,500	$ 799,016
		$ 799,016

Trading Companies & Distributors — 2.0%
Mitsubishi Corp.	7,000	$ 174,608
Mitsui & Co., Ltd.	57,000	883,424
		$ 1,058,032

Wireless Telecommunication Services — 6.1%
Crown Castle International Corp.(1)(2)	24,300	$ 918,540
Leap Wireless International, Inc.(1)(2)	10,000	142,700
NII Holdings, Inc.(1)(2)	29,805	1,115,303
Rogers Communications, Inc., Class B	19,000	627,570
Turkcell Iletisim Hizmetleri AS ADR(2)	33,000	488,730
		$ 3,292,843

Total Common Stocks
(identified cost $44,563,220)		$51,394,497

Inve stme nt Funds — 2.3%
Security	Shares	Value
Capital Markets — 2.3%
iShares Russell 2000 Index Fund	10,000	$ 628,000
SPDR S&P MidCap 400 ETF Trust	4,800	643,152
Total Investment Funds
(identified cost $1,228,538)		$ 1,271,152
Short-Term Investments —	29. 0%
	Interest
Description	(000’s omitted)	Value
Eaton Vance Cash Collateral Fund, LLC, 0.19%(4)(5)	$14,733	$ 14,732,695
Eaton Vance Cash Reserves Fund, LLC, 0.13%(5)	987	986,730
Total Short-Term Investments
(identified cost $15,719,425)		$ 15,719,425
Total Investments — 126.1%
(identified cost $61,511,183)		$ 68,385,074
Other Assets, Less Liabilities — (26.1)%		$(14,147,827)
Net Assets — 100.0%		$ 54,237,247

The percentage shown for each investment category in the Portfolio of Investments is based on net assets.

ADR - American Depositary Receipt GDR - Global Depositary Receipt

(1)	Non-income producing security.
(2)	All or a portion of this security was on loan at February 28, 2010.
(3)

Security exempt from registration under Regulation S of the Securities Act of 1933, which exempts from registration securities offered and sold outside the United States. Security may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

(4)

The amount invested in Eaton Vance Cash Collateral Fund, LLC represents cash collateral received for securities on loan at February 28, 2010. Other Assets, Less Liabilities includes an equal and offsetting liability of the Portfolio to repay collateral amounts upon the return of loaned securities.

(5)

Affiliated investment company available to Eaton Vance portfolios and funds which invests in high quality, U.S. dollar denominated money market instruments. The rate shown is the annualized seven-day yield as of February 28, 2010. Net income allocated from the investment in Eaton Vance Cash Reserves Fund, LLC and Cash Management Portfolio, another affiliated investment company, for the six months ended February 28, 2010 was $348 and $0, respectively.

S e e notes to financ ial statem e nts
17

Global Growth Portfolio as of F e br uar y 28, 2010

PORTFOLIO OF	INVESTMENTS		(Unaudited)	CONT’D

Countr y Concentration of Portfolio

	Percentage
Country	of Net Assets	Value
United States	41.5%	$22,522,560
Canada	8.1	4,414,553
United Kingdom	7.8	4,206,291
Japan	6.2	3,358,988
Switzerland	5.0	2,713,523
France	2.8	1,536,196
Brazil	2.7	1,452,213
Spain	2.5	1,355,444
Singapore	2.3	1,219,869
Russia	1.6	849,515
Germany	1.4	768,985
Italy	1.4	757,562
Netherlands	1.4	729,627
Mexico	1.3	703,874
Ireland	1.2	672,760
Turkey	1.1	612,507
Hong Kong	1.0	547,005
Austria	0.8	451,493
Belgium	0.8	447,713
Taiwan	0.7	381,946
Greece	0.7	380,773
Poland	0.7	373,520
Bermuda	0.6	315,728
Norway	0.6	303,233
Denmark	0.5	264,579
Czech Republic	0.5	261,609
India	0.5	249,972
China	0.4	232,600
Israel	0.3	182,560
Kazakhstan	0.3	152,176
South Korea	0.2	129,065
New Zealand	0.2	117,210
Long-Term Investments	97.1%	$52,665,649
Short-Term Investments		$15,719,425
Total Investments		$68,385,074

S e e notes to financ ial statem e nts
18

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
FINANCIAL STATEMENTS (Unaudited)

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of February 28, 2010
Assets
Unaffiliated investments, at value including $14,460,496 of securities on
loan (identified cost, $45,791,758)	$52,665,649
Affiliated investments, at value (identified cost, $15,719,425)	15,719,425
Foreign currency, at value (identified cost, $1,044)	1,047
Dividends receivable	65,883
Interest receivable from affiliated investment	296
Receivable for investments sold	958,928
Securities lending income receivable	2,794
Tax reclaims receivable	72,500
Total assets	$69,486,522

Liabilities
Collateral for securities loaned	$14,732,695
Payable for investments purchased	404,476
Payable to affiliates:
Investment adviser fee	27,473
Administration fee	10,407
Accrued expenses	74,224
Total liabilities	$15,249,275
Net Assets applicable to investors’ interest in Portfolio	$54,237,247

Sources of Net Assets
Net proceeds from capital contributions and withdrawals	$47,358,376
Net unrealized appreciation	6,878,871
Total	$54,237,247

S t a t e m e n t o f O p e r a t i o n s
For the Six Months Ended
February 28, 2010
Investment Income
Dividends (net of foreign taxes, $18,640)	$ 277,516
Securities lending income, net	16,838
Interest income allocated from affiliated investments	2,726
Expenses allocated from affiliated investments	(2,378)
Total investment income	$ 294,702

Expenses
Investment adviser fee	$ 210,199
Administration fee	70,238
Trustees’ fees and expenses	1,216
Custodian fee	88,544
Legal and accounting services	29,747
Miscellaneous	1,775
Total expenses	$ 401,719
Deduct —
Reduction of custodian fee	$ 2
Total expense reductions	$ 2
Net expenses	$ 401,717

Net investment loss	$ (107,015)

Realized and Unrealized Gain (Loss)
Net realized gain (loss) —
Investment transactions	$ 4,110,013
Investment transactions allocated from affiliated investments	1,734
Foreign currency transactions	(9,845)
Net realized gain	$ 4,101,902
Change in unrealized appreciation (depreciation) —
Investments	$(1,736,435)
Foreign currency	(3,970)
Net change in unrealized appreciation (depreciation)	$ (1,740,405)
Net realized and unrealized gain	$ 2,361,497

Net increase in net assets from operations	$ 2,254,482

S e e notes to financ ial statem e nts
19

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0

FINANCIAL STATEMENTS CON T ’ D

S t a t e m e n t s o f C h a n g e s i n N e t A s s e t s
	Six Months Ended
Increase (Decrease)	February 28, 2010	Year Ended
in Net Assets	(Unaudited)	August 31, 2009
From operations —
Net investment income (loss)	$ (107,015)	$ 517,171
Net realized gain (loss) from investment and
foreign currency transactions	4,101,902	(29,009,619)
Net change in unrealized appreciation
(depreciation) from investments and
foreign currency	(1,740,405)	(2,635,027)
Net increase (decrease) in net assets from
operations	$ 2,254,482	$ (31,127,475)
Capital transactions —
Contributions	$ 2,487,216	$ 9,346,348
Withdrawals	(5,217,888)	(20,695,393)
Net decrease in net assets from capital
transactions	$ (2,730,672)	$ (11,349,045)

Net decrease in net assets	$ (476,190)	$ (42,476,520)

Net Assets
At beginning of period	$54,713,437	$ 97,189,957
At end of period	$54,237,247	$ 54,713,437

S e e notes to financ ial statem e nts
20

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
FINANCIAL STATEMENTS CON T ’ D
S u p p l e m e n t a r y D a t a
	Six Months Ended
	February 28, 2010			Year Ended August 31,
	(Unaudited)	2009	2008	2007	2006	2005

Ratios/Supplemental Data
Ratios (as a percentage of average daily net assets):
Expenses(1)	1.44%(2)	1.45%(3)	1.26%	1.28%	1.29%(3)	1.29%(3)
Net investment income (loss)	(0.38)%(2)	0.97%	1.17%(4)	0.70%(5)	0.22%	0.40%
Portfolio Turnover	65%(6)	155%	124%	94%	186%	130%
Total Return	4.16%(6)	(29.60)%	(3.42)%	29.26%	13.43%	19.06%
Net assets, end of period (000’s omitted)	$54,237	$54,713	$97,190	$96,585	$83,316	$82,344

(1)	Excludes the effect of custody fee credits, if any, of less than 0.005%.
(2)	Annualized.
(3)

The investment adviser(s) voluntarily waived a portion of its investment adviser fee (equal to less than 0.01%, 0.04% and less than 0.01% of average daily net assets for the years ended August 31, 2009, 2006 and 2005, respectively).

(4)	Includes a dividend resulting from a corporate action equal to 0.46% of average daily net assets.
(5)	Includes special dividends equal to 0.35% of average daily net assets.
(6)	Not annualized.

S e e notes to financ ial statem e nts
21

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS	(Unaudited)

1 Significant Accounting Policies

Global Growth Portfolio (the Portfolio) is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as a diversified, open-end management investment company. The Portfolio’s investment objective is to seek long-term capital growth. The Declaration of Trust permits the Trustees to issue interests in the Portfolio. At February 28, 2010, Eaton Vance Global Growth Fund held a 99.9% interest in the Portfolio.

The following is a summary of significant accounting policies of the Portfolio. The policies are in conformity with accounting principles generally accepted in the United States of America. A source of authoritative accounting principles applied in the preparation of the Portfolio’s financial statements is the Financial Accounting Standards Board (FASB) Accounting Standards Codification (the Codification), which superseded existing non-Securities and Exchange Commission accounting and reporting standards for interim and annual reporting periods ending after September 15, 2009. The adoption of the Codification for the current reporting period did not impact the Portfolio’s application of generally accepted accounting principles.

A Investment Valuation — Equity securities (including common shares of closed-end investment companies) listed on a U.S. securities exchange generally are valued at the last sale price on the day of valuation or, if no sales took place on such date, at the mean between the closing bid and asked prices therefore on the exchange where such securities are principally traded. Equity securities listed on the NASDAQ Global or Global Select Market generally are valued at the NASDAQ official closing price. Unlisted or listed securities for which closing sales prices or closing quotations are not available are valued at the mean between the latest available bid and asked prices or, in the case of preferred equity securities that are not listed or traded in the over-the-counter market, by a third party pricing service that will use various techniques that consider factors including, but not limited to, prices or yields of securities with similar characteristics, benchmark yields, broker/dealer quotes, quotes of underlying common stock, issuer spreads, as well as industry and economic events. Short-term debt securities with a remaining maturity of sixty days or less are generally valued at amortized cost, which approximates market value. Foreign securities and currencies are valued in U.S. dollars, based on foreign currency exchange rate quotations supplied by a third party pricing service. The pricing service uses a proprietary model to determine the exchange rate. Inputs to the model include reported trades and implied bid/ask spreads. The daily valuation of exchange-traded foreign securities generally is determined as of the close of trading on the principal exchange on which such securities trade. Events occurring after the close of trading on foreign exchanges may result in adjustments to the valuation of foreign securities to more accurately reflect their fair value as of the close of regular trading on the New York Stock Exchange. When valuing foreign equity securities that meet certain criteria, the Trustees have approved the use of a fair value service that values such securities to reflect market trading that occurs after the close of the applicable foreign markets of comparable securities or other instruments that have a strong correlation to the fair-valued securities. Investments for which valuations or market quotations are not readily available or are deemed unreliable are valued at fair value using methods determined in good faith by or at the direction of the Trustees of the Portfolio in a manner that most fairly reflects the security’s value, or the amount that the Portfolio might reasonably expect to receive for the security upon its current sale in the ordinary course. Each such determination is based on a consideration of all relevant factors, which are likely to vary from one pricing context to another. These factors may include, but are not limited to, the type of security, the existence of any contractual restrictions on the security’s disposition, the price and extent of public trading in similar securities of the issuer or of comparable companies or entities, quotations or relevant information obtained from broker-dealers or other market participants, information obtained from the issuer, analysts, and/or the appropriate stock exchange (for exchange-traded securities), an analysis of the company’s or entity’s financial condition, and an evaluation of the forces that influence the issuer and the market(s) in which the security is purchased and sold.

The Portfolio may invest in Eaton Vance Cash Reserves Fund, LLC (Cash Reserves Fund), Eaton Vance Cash Collateral Fund, LLC (Cash Collateral Fund) and, prior to its liquidation in February 2010, Cash Management Portfolio (Cash Management), affiliated investment companies managed by Eaton Vance Management (EVM) or Boston Management and Research (BMR), a subsidiary of EVM. Cash Reserves Fund, Cash Collateral Fund and Cash Management generally value their investment securities utilizing the amortized cost valuation technique permitted by Rule 2a-7 under the 1940 Act, pursuant to which Cash Reserves Fund, Cash Collateral Fund and Cash Management must comply with certain conditions. This technique involves initially valuing a portfolio security at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. If amortized cost is determined not to approximate fair value, Cash Reserves Fund, Cash Collateral Fund and Cash Management may value their investment securities based on available market quotations provided by a third party pricing service.

B Investment Transactions — Investment transactions for financial statement purposes are accounted

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited) CONT’D

for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost.

C Income — Dividend income is recorded on the ex-

dividend date for dividends received in cash and/or securities. However, if the ex-dividend date has passed, certain dividends from foreign securities are recorded as the Portfolio is informed of the ex-dividend date. Withholding taxes on foreign dividends and capital gains have been provided for in accordance with the Portfolio’s understanding of the applicable countries’ tax rules and rates. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

D Federal Taxes — The Portfolio has elected to be treated as a partnership for federal tax purposes. No provision is made by the Portfolio for federal or state taxes on any taxable income of the Portfolio because each investor in the Portfolio is ultimately responsible for the payment of any taxes on its share of taxable income. Since at least one of the Portfolio’s investors is a regulated investment company that invests all or substantially all of its assets in the Portfolio, the Portfolio normally must satisfy the applicable source of income and diversification requirements (under the Internal Revenue Code) in order for its investors to satisfy them. The Portfolio will allocate, at least annually among its investors, each investor’s distributive share of the Portfolio’s net investment income, net realized capital gains and any other items of income, gain, loss, deduction or credit.

In addition to the requirements of the Internal Revenue Code, the Portfolio may also be subject to local taxes on the recognition of capital gains in certain countries. In determining the daily net asset value, the Portfolio estimates the accrual for such taxes, if any, based on the unrealized appreciation on certain portfolio securities and the related tax rates. Tax expense attributable to unrealized appreciation is included in the change in unrealized appreciation (depreciation) on investments. Capital gains taxes on securities sold are included in net realized gain (loss) on investments.

As of February 28, 2010, the Portfolio had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. Each of the Portfolio’s federal tax returns filed in the 3-year period ended August 31, 2009 remains subject to examination by the Internal Revenue Service.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Portfolio. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Portfolio maintains with

SSBT. All credit balances, if any, used to reduce the Portfolio’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Foreign Currency Translation — Investment

valuations, other assets, and liabilities initially expressed in foreign currencies are translated each business day into U.S. dollars based upon current exchange rates. Purchases and sales of foreign investment securities and income and expenses denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates in effect on the respective dates of such transactions. Recognized gains or losses on investment transactions attributable to changes in foreign currency exchange rates are recorded for financial statement purposes as net realized gains and losses on investments. That portion of unrealized gains and losses on investments that results from fluctuations in foreign currency exchange rates is not separately disclosed.

G Use of Estimates — The preparation of the

financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

H Indemnifications — Under the Portfolio’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Portfolio. Under Massachusetts law, if certain conditions prevail, interestholders in the Portfolio could be deemed to have personal liability for the obligations of the Portfolio. However, the Portfolio’s Declaration of Trust contains an express disclaimer of liability on the part of Portfolio interestholders and the By-laws provide that the Portfolio shall assume the defense on behalf of any Portfolio interestholder. Moreover, the By-laws also provide for indemnification out of Portfolio property of any interestholder held personally liable solely by reason of being or having been an interestholder for all loss or expense arising from such liability. Additionally, in the normal course of business, the Portfolio enters into agreements with service providers that may contain indemnification clauses. The Portfolio’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Portfolio that have not yet occurred.

I Interim Financial Statements — The interim financial statements relating to February 28, 2010 and for the six months then ended have not been audited by an

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited) CONT’D

independent registered public accounting firm, but in the opinion of the Portfolio’s management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial statements.

2 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by BMR as compensation for investment advisory services rendered to the Portfolio. The fee is computed at an annual rate of 0.75% of the Portfolio’s average daily net assets up to $500 million and at reduced rates as daily net assets equal or exceed that level, and is payable monthly. Pursuant to a sub-advisory agreement, BMR pays Eagle Global Advisors, L.L.C. (Eagle) a portion of its adviser fee for sub-advisory services provided to the Portfolio. Prior to its liquidation in February 2010, the portion of the adviser fee payable by Cash Management on the Portfolio’s investment of cash therein was credited against the Portfolio’s investment adviser fee. EVM does not currently receive a fee for advisory services provided to Cash Reserves Fund. For the six months ended February 28, 2010, the Portfolio’s investment adviser fee totaled $212,295 of which $2,096 was allocated from Cash Management and $210,199 was paid or accrued directly by the Portfolio. For the six months ended February 28, 2010, the Portfolio’s investment adviser fee, including the portion allocated from Cash Management, was 0.75% (annualized) of the Portfolio’s average daily net assets.

In addition, an administration fee is earned by EVM for administering the business affairs of the Portfolio and is computed at an annual rate of 0.25% of the Portfolio’s average daily net assets up to $500 million and at reduced rates as daily net assets equal or exceed that level. For the six months ended February 28, 2010, the administration fee was 0.25% (annualized) of the Portfolio’s average daily net assets and amounted to $70,238.

Except for Trustees of the Portfolio who are not members of EVM’s, BMR’s or Eagle’s organizations, officers and Trustees receive remuneration for their services to the Portfolio out of the investment adviser and administration fees. Trustees of the Portfolio who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the six months ended February 28, 2010, no significant amounts have been deferred. Certain officers and Trustees of the Portfolio are officers of the above organizations.

3 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $34,490,772 and $37,531,358, respectively, for the six months ended February 28, 2010.

4 Federal Income Tax Basis of Investments The cost and unrealized appreciation (depreciation) of investments of the Portfolio at February 28, 2010, as determined on a federal income tax basis, were as follows:

Aggregate cost	$62,629,950
Gross unrealized appreciation	$ 7,746,700
Gross unrealized depreciation	(1,991,576)
Net unrealized appreciation	$ 5,755,124

5 Line of Credit

The Portfolio participates with other portfolios and funds managed by EVM and its affiliates in a $450 million unsecured line of credit agreement with a group of banks. Borrowings are made by the Portfolio solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Portfolio based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.10% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. Because the line of credit is not available exclusively to the Portfolio, it may be unable to borrow some or all of its requested amounts at any particular time. The Portfolio did not have any significant borrowings or allocated fees during the six months ended February 28, 2010.

6 Risks Associated with Foreign Investments Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in domestic investments. For example, there is generally less publicly available information about foreign companies, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Certain foreign issuers are generally not bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to domestic issuers. Investments in foreign securities also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitation on the removal of funds or other assets of the Portfolio, political or financial instability or diplomatic and other developments which could affect such investments. Foreign stock markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S.

Global Growth Portfolio a s o f F e b r u a r y 2 8 , 2 0 1 0
NOTES TO F INANCIAL STATEMENTS (Unaudited) CONT’D

companies. In general, there is less overall governmental supervision and regulation of foreign securities markets, broker-dealers and issuers than in the United States.

7 Securities Lending Agreement

The Portfolio has established a securities lending agreement with SSBT as securities lending agent in which the Portfolio lends portfolio securities to qualified borrowers in exchange for collateral consisting of either cash or U.S. Government securities in an amount at least equal to the market value of the securities on loan. Cash collateral is invested in Cash Collateral Fund. The Portfolio earns interest on the amount invested in Cash Collateral Fund but it must pay (and at times receive from) the broker a loan rebate fee computed as a varying percentage of the collateral received. The net loan rebate fee received by the Portfolio amounted to $5,402 for the six months ended February 28, 2010. At February 28, 2010, the value of the securities loaned and the value of the collateral received amounted to $14,460,496 and $14,732,695, respectively. In the event of counterparty default, the Portfolio is subject to potential loss if it is delayed or prevented from exercising its right to dispose of the collateral. The Portfolio bears risk in the event that invested collateral is not sufficient to meet its obligations due on loans.

8 Fair Value Measurements

Under generally accepted accounting principles for fair value measurements, a three-tier hierarchy to prioritize the assumptions, referred to as inputs, is used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

  Level 1 – quoted prices in active markets for identical investments

  Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

  Level 3 – significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

At February 28, 2010, the inputs used in valuing the Portfolio’s investments, which are carried at value, were as follows:

	Quoted
	Prices in
	Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
Asset Description	(Level 1)	(Level 2)	(Level 3)	Total
Common Stocks
Consumer Discretionary	$ 6,799,436	$ 1,524,068	$ —	$ 8,323,504
Consumer Staples	2,738,374	2,237,582	—	4,975,956
Energy	4,348,286	972,243	—	5,320,529
Financials	4,547,551	4,650,644	—	9,198,195
Health Care	5,861,855	306,525	—	6,168,380
Industrials	1,843,581	2,722,789	—	4,566,370
Information Technology	4,219,081	1,286,196	—	5,505,277
Materials	2,671,472	—	—	2,671,472
Telecommunication Services	3,292,843	735,216	—	4,028,059
Utilities	238,721	398,034	—	636,755
Total Common Stocks	$36,561,200	$14,833,297*	$ —	$51,394,497
Investment Funds	$ 1,271,152	$ —	$ —	$ 1,271,152
Short-Term Investments	—	15,719,425	—	15,719,425
Total Investments	$37,832,352	$30,552,722	$ —	$68,385,074

*	Includes foreign equity securities whose values were adjusted to reflect market trading that occurred after the close of trading in their applicable foreign markets.

The Portfolio held no investments or other financial instruments as of August 31, 2009 whose fair value was determined using Level 3 inputs.

Eaton Vance Global Growth Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 27, 2009, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board (formerly the Special Committee), which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished for a series of meetings of the Contract Review Committee held in February, March and April 2009. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;

  An independent report comparing each fund’s total expense ratio and its components to comparable funds;

  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;

  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;

  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;

  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;

  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;

  Data relating to portfolio turnover rates of each fund;

  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;

  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;

  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;

  Copies of or descriptions of each adviser’s proxy voting policies and procedures;

  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;

  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;

  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and

  The terms of each advisory agreement.

Eaton Vance Global Growth Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2009, the Board met eighteen times and the Contract Review Committee, the Audit Committee, the Governance Committee, the Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee, each of which is a Committee comprised solely of Independent Trustees, met seven, five, six, six and six times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuance of the investment advisory agreement between Global Growth Portfolio (the “Portfolio”) and Boston Management and Research (“BMR” or the “Adviser”) and the sub-advisory agreement with Eagle Global Advisors, L.L.C. (“Eagle” or the “Sub-adviser”), as well as the administration agreement of the Portfolio with Eaton Vance Management (“EVM”), and the management contract of the Fund with EVM, including their fee structures, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of each agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to each agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory and sub-advisory agreements for the Portfolio, the administration agreement for the Portfolio and the management contract for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement with BMR the sub-advisory agreement with Eagle for the Portfolio, the administration agreement for the Portfolio and the management contract for the Fund, the Board evaluated the nature, extent and quality of services provided to the Portfolio by BMR, EVM and by Eagle and to the Fund by EVM.

The Board considered BMR’s, EVM’s and Eagle’s management capabilities and investment process with respect to the types of investments held by the Portfolio, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Portfolio and who also supervise Eagle’s management of the foreign portion of the Portfolio. The Board specifically noted BMR’s in-house equity research capabilities. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Portfolio by senior management.

The Board also reviewed the compliance programs of BMR, relevant affiliates thereof, and Eagle. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of BMR and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

The Board considered shareholder and other administrative services provided or managed by BMR and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

Eaton Vance Global Growth Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

The Board considered the Adviser’s recommendations for Board action and other steps taken in response to the unprecedented dislocations experienced in the capital markets over recent periods, including sustained periods of high volatility, credit disruption and government intervention. In particular, the Board considered the Adviser’s efforts and expertise with respect to each of the following matters as they relate to the Fund and/or other funds within the Eaton Vance family of funds: (i) negotiating and maintaining the availability of bank loan facilities and other sources of credit used for investment purposes or to satisfy liquidity needs; (ii) establishing the fair value of securities and other instruments held in investment portfolios during periods of market volatility and issuer-specific disruptions; and (iii) the ongoing monitoring of investment management processes and risk controls.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by BMR, EVM and Eagle, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement with respect to BMR, the investment advisory agreement with respect to Eagle, the administration agreement with EVM and the management contract with EVM, respectively.

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board noted that the domestic portion of the Portfolio has been managed by BMR since the Fund’s inception and that the foreign portion of the Portfolio has been managed by Eagle since April 1, 2006. The Board reviewed comparative performance data for the one-, three-, five- and ten-year periods ended September 30, 2008 for the Fund. The Board concluded that the Fund’s performance was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory and management fee rates, including any administrative fee rates, payable by the Portfolio and the Fund (referred to collectively as “management fees”). As part of its review, the Board considered the management fees and the Fund’s total expense ratio for the year ended September 30, 2008, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for the Fund.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by BMR, EVM and Eagle, the Board concluded that the management fees charged for advisory and related services and the Fund’s total expense ratio are reasonable.

Profitability

The Board reviewed the level of profits realized by BMR and relevant affiliates thereof in providing investment advisory and administrative services to the Fund, the Portfolio and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by BMR and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by BMR and its affiliates in connection with its relationship with the Fund and the Portfolio, including the benefits of research services that may be available to BMR as a result of securities transactions effected for the Portfolio and other advisory clients. The Board also concluded that, in light of its role as a sub-adviser not affiliated with the Adviser, the Sub-adviser’s profitability in managing the Portfolio was not a material factor.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by BMR and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which BMR and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund and Portfolio increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the profitability of BMR and its affiliates may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by BMR and its affiliates and the Fund. The Board also concluded that, assuming reasonably foreseeable increases in the assets of the Portfolio, the structure of the advisory fee, which includes breakpoints at several asset levels, can be expected to cause BMR and its affiliates, Eagle, and the Fund to continue to share such benefits equitably.

Eaton Vance Global Growth Fund

O F F ICERS A N D T RUS T EES

E a t o n V a n c e G l o b a l G r o w t h F u n d

Officers	Trustees
Thomas E. Faust Jr.	Ralph F. Verni
Trustee and President	Chairman
Barbara E. Campbell	Benjamin C. Esty
Treasurer
Allen R. Freedman
Maureen A. Gemma
Secretary and Chief Legal Officer	William H. Park
Paul M. O’Neil	Ronald A. Pearlman
Chief Compliance Officer	Helen Frame Peters
Heidi L. Steiger
Lynn A. Stout
G l o b a l G r o w t h P o r t f o l i o

Officers	Trustees
Duncan W. Richardson	Ralph F. Verni
President	Chairman
Edward R. Allen, III	Benjamin C. Esty
Vice President
Thomas E. Faust Jr.
Arieh Coll
Vice President	Allen R. Freedman
Thomas N. Hunt, III	William H. Park
Vice President	Ronald A. Pearlman
Barbara E. Campbell	Helen Frame Peters
Treasurer
Heidi L. Steiger
Maureen A. Gemma
Secretary and Chief Legal Officer	Lynn A. Stout
Paul M. O’Neil
Chief Compliance Officer

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Sponsor and Manager of Eaton Vance Global Growth Fund and Administrator of Global Growth Portfolio Eaton Vance Management

Two International Place
Boston, MA 02110

Investment Adviser of Global Growth Portfolio Boston Management and Research

Two International Place
Boston, MA 02110

Sub-Adviser of Global Growth Portfolio
Eagle Global Advisors, L.L.C.

5847 San Felipe, Suite 930
Houston, TX 77057

Principal Underwriter*
Eaton Vance Distributors, Inc.

Two International Place
Boston, MA 02110
(617) 482-8260

Custodian
State Street Bank and Trust Company

200 Clarendon Street
Boston, MA 02116

Transfer Agent
PNC Global Investment Servicing

Attn: Eaton Vance Funds
P.O. Box 9653
Providence, RI 02940-9653
(800) 262-1122

Eaton Vance Global Growth Fund
Two International Place
Boston, MA 02110

* FINRA BrokerCheck. Investors may check the background of their Investment Professional by contacting the Financial Industry Regulatory Authority (FINRA). FINRA BrokerCheck is a free tool to help investors check the professional background of current and former FINRA-registered securities firms and brokers. FINRA BrokerCheck is available by calling 1-800-289-9999 and at www.FINRA.org. The FINRA BrokerCheck brochure describing the program is available to investors at www.FINRA.org.

     This report must be preceded or accompanied by a current prospectus. Before investing, investors should consider carefully the Fund’s investment objective(s), risks, and charges and expenses. The Fund’s current prospectus contains this and other information about the Fund and is available through your financial advisor. Please read the prospectus carefully before you invest or send money. For further information please call 1-800-262-1122.

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IASRC